Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 11, 2008, by and among: QUEST SOFTWARE, INC., a California corporation (“Parent”); NIMBLE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); NETPRO COMPUTING, INC., a Delaware corporation (the “Company”); and JMI EQUITY FUND IV, L.P. as the Stockholders’ Representative (the “Stockholders’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company who are key employees of the Company are entering into Noncompetition Agreements in favor of Parent (the “Noncompetition Agreements”).

D. It is expected that immediately following the execution and delivery of this Agreement by the parties hereto, the Required Merger Stockholder Vote (as defined in Section 2.22(b)) will be obtained through an action by written consent in the form of Exhibit C (the “Written Consent”) to be executed by, at a minimum, the stockholders listed in part 2.22(c) of the Disclosure Schedule.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, simultaneously with the execution and delivery of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, the Company shall cause to be delivered to Parent:

(i) a certified copy of resolutions of the board of directors of the Company referred to in Section 2.20;

(ii) a certified copy of resolutions of the stockholders referred to in Section 2.22;

(iii) agreements, satisfactory in form and substance to Parent amending, modifying or terminating (as applicable and as set forth opposite the name of the applicable Contract) the Contracts identified on Schedule 1.3(b)(iii);

(iv) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) evidence reasonably satisfactory to Parent that the Company has mailed to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations;

(v) the resignation of each officer and director of each of the Acquired Corporations;

(vi) evidence reasonably satisfactory to Parent that the Company has filed with the Secretary of State of the State of Delaware an amendment to the Company’s certificate of incorporation in the form of Exhibit B (the “Certificate Amendment”) and that the Certificate Amendment has taken effect;

(vii) an escrow agreement dated of even date herewith (the “Escrow Agreement”), executed by the Stockholders’ Representative;

(viii) a release, dated of even date herewith, executed by each officer and director of each of the Acquired Corporations;

(ix) the Certificate of Merger, executed by the Company;

(x) warrant termination agreements (each a “Warrant Termination Agreement”) executed by each holder of Company Warrants; and

(xi) the Noncompetition Agreements countersigned by each of the individuals listed on Schedule 1.3(b)(xi).

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(c) At the Closing, Parent shall cause to be delivered to the Company the Escrow Agreement, duly executed by Parent and the Escrow Agent.

(d) Immediately following the Closing, Parent shall cause the following amounts in immediately available funds to be delivered as follows:

(i) to the Paying Agent, the Closing Consideration;

(ii) to the Escrow Agent, the Escrow Amount;

(iii) to the Stockholders’ Representative, the Expenses Fund; and

(iv) to the applicable Persons entitled thereto, the Transaction Expenses.

(e) Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the DGCL and otherwise satisfactory in form and substance to Parent and the Company shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, shall be delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time: (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as of immediately prior to the Effective Time (other than with respect to the name of the Surviving Corporation); (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to Sections 1.5(c), 1.8(a), 1.8(b), and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to: (1) the Series B Preference Per Share Amount (as defined in Section 1.5(b)); plus (2) the Participating Per Share Amount (as defined in Section 1.5(b)); minus (3) the Escrow Contribution Amount (as defined in Section 1.5(b)); minus (4) the Expenses Fund Contribution Amount (as defined in Section 1.5(b)); plus (B) any consideration required to be released (if any)

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from the Escrow Fund with respect to such share of Series B Preferred Stock to the former holder thereof in accordance with Section 4.8 (as and when such consideration is required to be released to such former holder); plus (C) any consideration required to be released (if any) from the Expenses Fund with respect to such share of Series B Preferred Stock to the former holder thereof in accordance with Section 5.1(h) (as and when such consideration is required to be released to such former holder);

(ii) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to: (1) the Participating Per Share Amount (as defined in Section 1.5(b)); minus (2) the Escrow Contribution Amount (as defined in Section 1.5(b)); minus (3) the Expenses Fund Contribution Amount (as defined in Section 1.5(b)); plus (B) any consideration required to be released (if any) from the Escrow Fund with respect to such share of Series A Preferred Stock to the former holder thereof in accordance with Section 4.8 (as and when such consideration is required to be released to such former holder); plus (C) any consideration required to be released (if any) from the Expenses Fund with respect to such share of Series A Preferred Stock to the former holder thereof in accordance with Section 5.1(h) (as and when such consideration is required to be released to such former holder);

(iii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to: (1) the Participating Per Share Amount (as defined in Section 1.5(b)); minus (2) the Escrow Contribution Amount (as defined in Section 1.5(b)); minus (3) the Expenses Fund Contribution Amount (as defined in Section 1.5(b)); plus (B) any consideration required to be released (if any) from the Escrow Fund with respect to such share of Company Common Stock to the former holder thereof in accordance with Section 4.8 (as and when such consideration is required to be released to such former holder); plus (C) any consideration required to be released (if any) from the Expenses Fund with respect to such share of Company Common Stock to the former holder thereof in accordance with Section 5.1(h) (as and when such consideration is required to be released to such former holder); and

(iv) each share of the common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The amount of cash that each Non-Dissenting Stockholder is entitled to receive for such Non-Dissenting Stockholder’s shares of Company Capital Stock in the Merger shall be rounded to the nearest whole cent.

(b) For purposes of this Agreement:

(i) The “Adjustment Amount” shall mean (A) the sum of the Company’s cash balance and accounts receivable (net of an allowance for doubtful accounts of $125,000) minus (B) the sum of the Company’s indebtedness for borrowed money (whether current or long-term), accounts payable, royalties payable, accrued liabilities (other than accrued liabilities for Transaction Expenses) and other short-term liabilities, in each case calculated as of

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the Closing Date in accordance with GAAP (applied on a basis consistent with the Company Financial Statements). For the avoidance of doubt, (i) short term and long term deferred (unearned) revenue shall not be included in the calculation of the Adjustment Amount and (ii) no assets or liabilities of Parent or Merger Sub shall be included in the calculation of the Adjustment Amount.

(ii) The “Aggregate Participation Amount” shall mean the Aggregate Transaction Value minus the Aggregate Series B Preference Amount.

(iii) The “Aggregate Series B Preference Amount” shall mean (A) the Series B Preference Per Share Amount multiplied by (B) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

(iv) The “Aggregate Transaction Value” shall mean (A) $73,838,087, minus (B) any portion of the Transaction Expenses that remain unpaid immediately prior to the Closing, and (C) (x) if the Adjustment Amount is a positive number, plus the lesser of (1) $10,000,000 or (2) the Adjustment Amount, or, (y) if the Adjustment Amount is a negative number, minus the absolute value of the Adjustment Amount.

(v) The “Closing Consideration” shall mean (A) the Aggregate Transaction Value, minus (B) the Escrow Amount, minus (C) the Expense Fund.

(vi) The “Escrow Amount” shall mean $13,500,000.

(vii) The “Escrow Contribution Amount” means an amount determined by multiplying: (A) the Escrow Amount; by (B) the fraction having a numerator equal to the Participating Per Share Amount and having a denominator equal to the Aggregate Participation Amount.

(viii) The “Expenses Fund” shall mean $300,000.

(ix) The “Expenses Fund Contribution Amount” means an amount determined by multiplying: (A) the Expenses Fund; by (B) the fraction having a numerator equal to the Participating Per Share Amount and having a denominator equal to the Aggregate Participation Amount.

(x) The “Fully Diluted Company Share Number” shall mean the sum, without duplication, of: (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time; and (B) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time; and (C) the aggregate number of shares (calculated on a net (cashless) exercise basis) of Company Common Stock purchasable under or otherwise subject to Vested Company Options (as defined in Section 1.6(a)) that are outstanding immediately prior to the Effective Time (but excluding all shares subject to Unvested Company Options (as defined in Section 1.6(b)); and (D) the aggregate number of shares (calculated on a net (cashless) exercise basis) of Series A Preferred Stock purchasable under or otherwise subject to Company Warrants outstanding immediately prior to

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the Effective Time (whether or not immediately exercisable); and (E) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company (other than shares included in clauses “(B),” “(C)” or “(D)” of this sentence) outstanding immediately prior to the Effective Time (whether or not immediately exercisable).

(xi) The “Merger Consideration” shall mean the consideration that a Non-Dissenting Stockholder of the Company is entitled to receive pursuant to this Section 1.5 in exchange for such Non-Dissenting Stockholder’s shares of Company Capital Stock and the consideration that a holder of Company Vested Option or Company Warrant is entitled to receive pursuant to Section 1.6 in exchange of such holder’s Company Vested Options or Company Warrant (as applicable).

(xii) The “Participating Per Share Amount” shall mean the Aggregate Participation Amount divided by the Fully Diluted Company Share Number.

(xiii) The “Series B Preference Per Share Amount” shall mean, for each share of Series B Preferred Stock, an amount equal to (A) $0.829316, plus (B) eight percent (8%) of $0.414658, compounded annually from the date of issuance through the Closing Date, minus (C) any dividends actually declared and paid with respect to such share on or before the Effective Time, calculated in accordance with Article IV Section B.3.C of the Company’s certificate of incorporation as in effect on the date of this Agreement.

(c) Immediately following the Closing:

(i) Parent shall cause the Escrow Amount to be delivered to the Escrow Agent. The Escrow Fund (1) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement, (2) shall be held as a trust fund segregated from the assets of Parent and the Escrow Agent and shall not be subject to any lien, attachment or other judicial process of any creditor or any Person, and (3) shall be held, invested and released solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement; and

(ii) Parent shall cause the Expenses Fund to be delivered to the Stockholders’ Representative. The Expenses Fund (1) shall be held and utilized by the Stockholders’ Representative for the purposes and in accordance with the terms of this Agreement, and (2) shall be released by the Stockholders’ Representative in accordance with the terms of this Agreement.

(d) Schedule 1.5(d):

(i) sets forth: (A) the aggregate amount of all Transaction Expenses that remain unpaid immediately prior the Closing; and (B) the Adjustment Amount, in each case accompanied by detailed supporting documentation satisfactory to Parent (including written confirmation from all of the Company’s advisors as to all amounts owed and to be owed by each Acquired Corporation with respect to services performed by such advisors through the Closing Date);

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(ii) identifies each Person that is a holder of Company Capital Stock immediately prior to the Effective Time and setting forth: (A) the number of shares of Company Common Stock, the number of shares of Series A Preferred Stock and the number of shares of Series B Preferred Stock held by such Person immediately prior to the Effective Time; (B) the Closing Consideration that such Person is entitled to receive at Closing pursuant to Section 1.5(a); (C) the aggregate Escrow Contribution Amount with respect to all shares of Company Capital Stock held by such Person; and (D) the aggregate Expenses Fund Contribution Amount with respect to all shares of Company Capital Stock held by such Person;

(iii) sets forth the following information with respect to each holder of Company Options outstanding as of the Effective Time: (A) the number of shares of Company Common Stock subject to each Company Option held by such person immediately prior to the Effective Time (indicating the number of such shares subject to each such Company Option which constitute Vested Company Options, the number of shares which will be unvested and the Company Option Plan pursuant to which each such Company Option was granted), and the applicable exercise price per share of Company Common Stock subject to each such Company Option; (B) the amount of consideration that such holder is entitled to receive at the Closing pursuant to Section 1.6(a); (C) the aggregate Escrow Contribution Amount with respect to all Vested Company Options held by such holder; and (D) the aggregate Expenses Fund Contribution Amount with respect to all Vested Company Options held by such holder;

(iv) sets forth the following information with respect to each holder of Company Warrants outstanding as of the Effective Time: (A) the number of shares of Series A Preferred Stock subject to each Company Warrant held by such person immediately prior to the Effective Time, and the applicable exercise price per share of Company Series A Preferred Stock subject to each such Company Warrant; (B) the amount of consideration that such holder is entitled to receive at the Closing pursuant to Section 1.6(d); (C) the aggregate Escrow Contribution Amount with respect to all Company Warrants held by such holder; and (D) the aggregate Expenses Fund Contribution Amount with respect to all Company Warrants held by such holder; and

(v) sets forth for each Escrow Participant, such Escrow Participant’s Specified Percentage (each as defined in Section 4.8(g)).

1.6 Treatment of Stock Options and Warrants.

(a) Each Vested Company Option that is outstanding immediately prior to the Effective Time shall be cancelled and terminated at the Effective Time and the holder thereof shall be entitled to receive, upon delivery to Paying Agent of a duly executed Letter of Transmittal (as defined in Section 1.8(a)): (A) the product of (1) the number of shares of Company Common Stock issuable on a net (cashless) exercise basis pursuant to such Vested Company Option and (2) an amount in cash equal to (x) the Participating Per Share Amount (as defined in Section 1.5(b)); minus (y) the Escrow Contribution Amount (as defined in Section 1.5(b) minus (z) the Expenses Fund Contribution Amount (as defined in Section 1.5(b); plus (B) any consideration required to be released from the Escrow Fund with respect to the number of shares of Company Common Stock issuable on a net (cashless) exercise basis

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pursuant to such Vested Company Option to the former holder thereof in accordance with Section 4.8 (as and when such consideration is required to be released to such former holder); plus (C) any consideration required to be released from the Expenses Fund with respect to the number of shares of Company Common Stock issuable on a net (cashless) exercise basis pursuant to such Vested Company Option to the former holder thereof in accordance with Section 5.1(h) (as and when such consideration is required to be released to such former holder). “Vested Company Option” means each Company Option granted under the Company’s 1995 Stock Option Plan and each other Company Option that is exercisable in accordance with its terms immediately prior to the Effective Time as specified on Schedule 1.5(d). Prior to the Effective Time, the Company shall take all actions necessary to cause each Vested Company Option that is outstanding immediately prior to the Effective Time to be cancelled and terminated effective at the Effective Time, with only the payment of the consideration referred to in this paragraph, in accordance with the terms and conditions of such Vested Company Options, the Company Plans and this Agreement.

(b) Prior to the Effective Time, the Company shall take all actions necessary to cause each Unvested Company Option that is outstanding immediately prior to the Effective Time and that represents the right to acquire shares of Company Common Stock to be cancelled and terminated effective at the Effective Time, without the payment of any consideration, in accordance with the terms and conditions of such Unvested Company Options and the Company Plans. “Unvested Company Option” means a Company Option other than a Vested Company Option.

(c) Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Option Plans, such termination to be effective at the Effective Time.

(d) Prior to the Effective Time, the Company shall take all actions necessary to cause each Company Warrant that is outstanding immediately prior to the Effective Time to be cancelled effective as of the Effective Time and converted into the right to receive, upon delivery to the Paying Agent of a fully executed Letter of Transmittal (as defined in Section 1.8(a)): (A) the product of (1) the number of shares (calculated on a net (cashless) exercise basis) of Series A Preferred Stock purchasable under or otherwise subject to such Company Warrant; and (2) an amount equal to (X) the Participating Per Share Amount (as defined in Section 1.5(b)); minus (Y) the Escrow Contribution Amount (as defined in Section 1.5(b); minus (Z) the Expenses Fund Contribution Amount (as defined in Section 1.5(b); plus (B) any consideration required to be released from the Escrow Fund (if any) with respect to the number of shares (calculated on a net (cashless) exercise basis) of Series A Preferred Stock purchasable under or otherwise subject to such Company Warrant to the former holder thereof in accordance with Section 4.8 (as and when such consideration is required to be released to such former holder); plus (C) any consideration required to be released from the Expenses Fund (if any) with respect to such share of Company Capital Stock to the former holder thereof in accordance with Section 5.1(h) (as and when such consideration is required to be released to such former holder). The Company shall obtain and deliver to Parent, at or prior to the Closing, a Warrant Termination Agreement (a “Warrant Termination Agreement”) executed by each holder of Company Warrants. No Company Warrants or other rights to acquire shares of Company Capital Stock, whether vested or unvested, shall be assumed by Parent in the Merger, and at the

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Effective Time, each Company Warrant or other right to acquire shares of Company Capital Stock that has not been cancelled pursuant to a Warrant Termination Agreement or exercised prior to the Closing will, by virtue of the Merger, and without any further action on the part of any holder thereof, be deemed to have been exercised at Closing on a net exercise basis in accordance with its terms.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Surrender of Certificates.

(a) Promptly following the Closing, the Paying Agent will deliver to the holders of Company Capital Stock, Company Vested Options and Company Warrants (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Company Stock Certificates (with respect to Company Capital Stock) in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate (with respect to Company Capital Stock) to Paying Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate, Company Vested Option or Company Warrant shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate (with respect to Company Capital Stock) so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration or other consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock or Company Options pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith are

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required to be deducted or withheld therefrom under the Code or under any other Legal Requirement relating to Taxes and Parent shall duly remit any such amounts to the appropriate Tax authority. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or any other person with respect to any Merger Consideration delivered to any public official in good faith in accordance with any applicable abandoned property law, escheat law or similar Legal Requirement.

(d) If, after six months after the Effective Time, any holder of Company Capital Stock, Company Vested Option or Company Warrant has not yet surrendered the proper documentation necessary for payment of their respective Closing Consideration, Parent may demand that the Paying Agent deliver any undistributed portion of the Closing Consideration to Parent, together with all interest and other earnings, if any, on the Closing Consideration. The holder of Company Capital Stock, Company Vested Option or Company Warrant shall thereafter look only to Parent for satisfaction of such holder’s claims payable with respect to such holder’s respective Closing Consideration.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. Non-Dissenting Stockholders shall not be entitled to any portion of the Merger Consideration otherwise payable with respect to any Dissenting Shares. Any portion of the Closing Consideration and the Escrow Fund attributable to holders of Dissenting Shares shall be released to Parent upon delivery to the Paying Agent and the Escrow Agent of a notice certifying that the specified shares of Company Capital Stock are Dissenting Shares and can no longer lose their status as such in accordance with the DGCL.

(b) Subject to Sections 1.5(c) and 1.8(b), if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares in accordance with Section 1.8.

1.10 Information Statement. Promptly after the Closing, the Company shall mail an information statement in a form acceptable to Parent (the “Information Statement”) to holders of Company Capital Stock who have not executed a written consent adopting this Agreement and approving the Merger. The Information Statement shall include all the information and disclosure required to be provided: (x) in order to constitute a notice of appraisal rights pursuant

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to Section 262 of the DGCL, and (y) in order to constitute a notice of the taking of corporate action pursuant to Section 228 of the DGCL, including, without limitation: (i) a summary of the Merger and the terms of this Agreement; (ii) a statement that appraisal rights may be available for the Company Capital Stock pursuant to Section 262 of the DGCL; and (iii) a copy of Section 262 of the DGCL.

1.11 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of the Indemnitees, that each of the representations and warranties set forth in this Section 2 is accurate and complete, except as provided in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears (it being understood, however, that a disclosure in a particular part or subpart of the Disclosure Schedule will also be deemed to qualify a representation and warranty that does not appear in the corresponding Section or subsection in this Section 2 if it is reasonably apparent from such disclosure that the disclosed information is intended to qualify such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of such corporations owns any capital stock of, or any equity interest of any nature in, any other Entity. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is set forth in Part 2.1(b) of the Disclosure Schedule) and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) None of the Acquired Corporations is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be

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so qualified, authorized, registered or licensed would not result in a Material Adverse Effect. The Acquired Corporations are in good standing as foreign corporations in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

(d) Except as set forth in Part 2.1(d) of the Disclosure Schedule, none of the Acquired Corporations has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “NetPro Computing, Inc.” and the names set forth in Part 2.1(a)(i) of the Disclosure Schedule.

(e) Part 2.1(e) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of each of the Acquired Corporations; and (ii) the names and titles of the officers of each of the Acquired Corporations.

2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the certificate or articles of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto; (b) the stock records of each Acquired Corporation; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation. Except as set forth in Part 2.2 of the Disclose Schedule, the books of account, stock records, minute books and other records of the Acquired Corporations are accurate, up-to-date and complete in all material respects.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 6,201,272 shares have been issued and are outstanding as of the date of this Agreement, 3,580,931 shares of Series A Preferred Stock, of which 3,039,139 shares have been issued and are outstanding as of the date of this Agreement, and 2,610,583 shares of Series B Preferred Stock, of which 2,610,583 shares have been issued and are outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth in the certificate of incorporation of the Company, none of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or

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otherwise acquire any outstanding shares of Company Capital Stock or any other securities. Part 2.3(a)(iii) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of the shares of Company Capital Stock is subject.

(b) As of the date of this Agreement, 3,677,732 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options. Part 2.3(b)(i) of the Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date, the shares underlying, the applicable Company Option Plan, and the tax status of each Company Option outstanding as of the date of this Agreement. Except as set forth in Part 2.3(b) of the Disclosure Schedule, no Company Option is held by a Person residing or domiciled outside of the United States. All outstanding Company Options were granted pursuant to the terms of one of the Company Option Plans. The Company has delivered or made available to Parent accurate and complete copies of the Company Option Plans, which are the only stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company Option Plans are binding upon and enforceable by the Company against all holders of Company Options, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) general principles of equity, including rules governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement, 500,000 shares of Series A Preferred are authorized for issuance pursuant to outstanding Company Warrants. There are no outstanding Company Warrants for any shares of Company Capital Stock other than for shares of Series A Preferred Stock as set forth in Part 2.3(b)(ii) of the Disclosure Schedule. Part 2.3(b)(ii) of the Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date and the shares underlying each Company Warrant outstanding as of the date of this Agreement. The Company has delivered or made available to Parent accurate and complete copies of all Company Warrants.

(c) Except as set forth in Parts 2.3(b)(i), 2.3(b)(ii) and 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the Acquired Corporations, or (B) any portion of any Merger Consideration or other consideration payable in connection with the Merger.

(d) Except as set forth in Parts 2.3(d) of the Disclosure Schedule, all outstanding shares of capital stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts related to such issuance or grant.

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(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

(f) Except as set forth in Part 2.3(f) of the Disclosure Schedule, none of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of any Acquired Corporation, other than Company Options forfeited by Company Employees in connection with the termination of their employment with an Acquired Corporation. All securities so reacquired by the Company or any other Acquired Corporation were reacquired in compliance in all material respects with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts related to such issuance or grant.

2.4 Financial Statements; Financial Controls.

(a) The Company has delivered or made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2005, 2006 and 2007 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the independent auditor’s report therefor and notes thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2008 (the “Most Recent Balance Sheet”), and the related unaudited statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the three months then ended.

(b) The Company Financial Statements are accurate and complete in all material respects and fairly present in all material respects in accordance with GAAP the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude).

(c) Each of the Acquired Corporations maintains books and records reflecting its assets and liabilities that are accurate and complete in all material respects and maintains adequate internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated

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Subsidiaries and to maintain accountability for the assets of the Acquired Corporations; (iii) access to the assets of the Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 2008: (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance); (c) none of the Acquired Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since June 30, 2008, exceeds $150,000 in the aggregate; (e) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 individually or $100,000 in the aggregate; (f) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (g) none of the Acquired Corporations has changed any of its sales contract terms and conditions, pricing or discounting policies or practices, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect; and (h) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(g)” of this sentence.

2.6 Title to Assets. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Most Recent Balance Sheet (other than any assets sold in the ordinary course of business, consistent with past practices, since the date of the Most Recent Balance Sheet); (b) all assets referred to in Part 2.9 of the Disclosure Schedule (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(iii) of the Disclosure Schedule) and all of the Company’s rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (c) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) any lien for taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Corporation, (iii) the matters described in Sections 2.9(c), and (iv) liens described in Part 2.6 of the Disclosure Schedule.

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2.7 Bank Accounts; Receivables; Customers.

(a) Part 2.7(a) of the Disclosure Schedule provides an accurate list of each account maintained by or for the benefit of the Acquired Corporations at any bank or other financial institution and provides, for each such account, the account number, the authorized signatories for such account, and the contact information for Acquired Corporation’s contacts at such bank or other financial institution.

(b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Most Recent Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2008 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; (ii) to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $125,000 in the aggregate); and (iii) that existed as of September 10, 2008 are accurately reflected on the aging schedule (prepared as of such date) included in Part 2.7(b) of the Disclosure Schedule.

(c) Part 2.7(c) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(d) The Company has not received any written notice or, to the Knowledge of the Company, any other communication, indicating that any current customer from which the Acquired Corporations have received in excess of $100,000 in the 12-month period ending June 30, 2008 intends to cease dealing with any of the Acquired Corporations or otherwise intends to reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

2.8 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. No Acquired Corporation owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Disclosure Schedule accurately identifies and describes:

(i) in Part 2.9(a)(i) of the Disclosure Schedule, each Company Product currently being developed, manufactured, marketed, distributed, licensed, sold or made available (as part of service bureau, time-sharing, application service provided or similar arrangement or otherwise) by any of the Acquired Corporations;

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(ii) in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Part 2.9(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to each of the Acquired Corporations (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into any Company Product, or used by any Acquired Corporation in the development of, any Company Product or compilation from source code to object or executable code, and (3) is generally available on standard terms for less than $25,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Acquired Corporation; and (C) whether the license or licenses so granted to the Acquired Corporations are exclusive or nonexclusive; and

(iv) in Part 2.9(a)(iv) of the Disclosure Schedule: (A) each Contract that has not expired or otherwise terminated pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than End User Licenses in the Company’s then current standard form thereof); and (B) whether the licenses or rights so granted are exclusive or nonexclusive.

(b) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations, including each standard form of: (i) end user license agreement or terms; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting, independent contractor or professional services agreement; or (vii) confidentiality or nondisclosure agreement. Part 2.9(b) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent (other than Company IP Contracts that have expired or otherwise terminated in each case with no ongoing rights or obligations other than confidentiality provisions substantially similar to the confidentiality provisions in the Company’s applicable standard form).

(c) The Acquired Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule and other than End User Licenses in the Company’s standard form thereof). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, secure and perfect the rights of the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

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(ii) each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company IP;

(iii) no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) to the Knowledge of the Company, no employee or independent contractor of any of the Acquired Corporations is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Corporation; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment or activities with such Acquired Corporation;

(v) no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Product or any Company IP;

(vi) each of the Acquired Corporations has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all source code for Company Software and all other proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret, and Part 2.9(c)(vi) of the Disclosure Schedule describes the protection procedures followed and other measures taken by the Acquired Corporations to maintain such confidentiality and protect and enforce such rights;

(vii) none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(viii) except as set forth in Part 2.9(e)(viii) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world; and

(ix) the Acquired Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted by any Acquired Corporation.

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(d) All Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii) each of the Acquired Corporations has taken all commercially reasonable efforts necessary to preserve the value of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest;

(iii) except as set forth in Parts 2.9(d)(iii) of the Disclosure Schedule, each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Company IP in full force and effect have been made by the applicable deadline;

(iv) Part 2.9(d)(iv) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Company IP that is Registered IP in full force and effect;

(v) the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP; and

(vi) no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or would reasonably be expected to be contested or challenged.

(e) Neither the execution, delivery or performance of this Agreement or any of the agreements referred to in this Agreement nor the consummation of any of the transactions contemplated herein or therein will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating

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or otherwise violating, any Company IP. Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no Company Product, no Company Software and no Company IP ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) except as set forth on Part 2.9(g)(ii), no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(iii) except as set forth on Part 2.9(g)(iii) of the Disclosure Schedule none of the Acquired Corporations has ever received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Corporation, Company Employee, Company Product or Company Software of any Intellectual Property Right of another Person;

(iv) none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.9(b) or as set forth on Part 2.9(g)(iv) of the Disclosure Schedule);

(v) none of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Company IP Contracts described in Section 2.9(b) or as set forth on Part 2.9(g)(v) of the Disclosure Schedule); and

(vi) no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (B) the development, manufacturing, distribution, support, provision or sale of any Company Product.

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(h) None of the Company Software that has been released, commercially used, sold or distributed (but excluding any beta version of Company Software released, commercially used, sold or distributed): (i) contains any bug, defect or error, other than those discovered and corrected in the normal course of the Acquired Corporation’s software maintenance procedures (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects and errors, other than those discovered and corrected in the normal course of the Acquired Corporation’s software maintenance procedures, in each version and component of the Company Software that has been released, commercially used, sold or distributed.

(i) Except as set forth on Part 2.9(i) of the Disclosure Schedule, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) Except as set forth on Part 2.9(j) of the Disclosure Schedule, none of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(k) Except as set forth on Part 2.9(k) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person.

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2.10 Contracts.

(a) Parts 2.10(a)(i) through (xx) of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract” (other than (i) End User Licenses, (ii) Contracts consisting of option letters and option agreements pursuant to the Company Option Plans and executed pursuant to the Company’s standard forms without material deviation (the standard forms for which have been delivered or made available to Parent), (iii) Contracts consisting of offer letters and proprietary information, confidentiality and assignment agreements executed pursuant to the Company’s standard forms without material deviation (the standard forms for which have been delivered or made available to Parent), (iv) Contracts pursuant to which any Intellectual Property or Intellectual Property Right is licensed to an Acquired Corporation under a third party “shrink-wrap” or “click through” software license generally available to the public, and (v) Government Contracts on a standard form delivered or made available to Parent and any purchase order that does not modify the terms of such standard form, none of which need be identified on Part 2.10(a) of the Disclosure Schedule) and that is currently in effect, or pursuant to which any Acquired Corporation has or may obtain or become subject to any rights or obligations (contingent or otherwise). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, or payments constituting sales commissions payable in the ordinary course of business pursuant to plans disclosed under Part 2.15(h) of the Disclosure Schedule) in excess of $25,000 to any current or former employee or director;

(ii) any Company IP Contract (including End User Licenses) and any other Contract relating to the acquisition, sale, transfer or development of any Intellectual Property or Intellectual Property Right;

(iii) any Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or operation or any product line;

(iv) any Contract that provides for indemnification of any officer, director, employee or agent;

(v) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

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(vi) any Contract that provides for aggregate payments over the course of the Contract of more than $50,000 creating or involving any agency relationship (including sales representative agreements), distribution or reseller arrangement or franchise relationship;

(vii) any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) any Contract relating to the creation of any Encumbrance with respect to any asset of any of the Acquired Corporations;

(ix) any Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered or made available by the Company to Parent;

(x) any Contract relating to any currency hedging;

(xi) any Contract creating or relating to any joint venture (identified as such in such Contract) or any partnership or otherwise providing for the sharing of revenues, profits, losses, costs or liabilities (other than the payment of liabilities of a third party by the Company pursuant to warranty or indemnity obligations of the Company entered into in the ordinary course of business consistent with past practice);

(xii) any real estate lease;

(xiii) any Contract constituting or relating to a Government Contract;

(xiv) any Contract (A) containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of an Entity, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xv) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xvi) any Contract contemplating payments or the delivery of other consideration during any 12-month period aggregating or having an aggregate value of more than $50,000 that has a term of more than 90 days and that may not be terminated by an Acquired Corporation (without penalty) within 90 days after the delivery of a termination notice by such Acquired Corporation (other than routine nondisclosure agreements entered into by an Acquired Corporation in the ordinary course of business);

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(xvii) any Contract under which the Merger or any of the other Contemplated Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any Acquired Corporation or any other Person;

(xviii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate;

(xix) any Contract that could reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations or financial performance of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xx) any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect.

The Company has delivered or made available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract, including all amendments thereto.

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable against the Acquired Corporations and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) general principles of equity, including rules governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10(c) of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Company Contract, (E) result in the disclosure, release or delivery of any source code for any Company Software, or (F) give any Person the right to cancel, terminate or modify any Company Contract; (iii) since January 1, 2003, none of the Acquired Corporations has received any notice or, to the Knowledge of the Company, other communication (in writing or otherwise) regarding any actual or possible violation or breach of, or default under, any Company Contract; and (iv) none of the Acquired Corporations has waived any of its material rights under any Company Contract that constitutes a Material Contract.

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(d) Except as set forth in Part 2.10(d) of the Disclosure Schedule, each of the representations and warranties set forth in this Section 2.10(d) is accurate in all material respects:

(i) none of the Acquired Corporations has received any written determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii) the Acquired Corporations have complied with all Legal Requirements with respect to all Government Contracts and Government Bids;

(iii) the Acquired Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the “FAR”) or any applicable agency supplement thereto, or (F) any other applicable procurement law or regulation or other Legal Requirement;

(iv) all facts set forth in or acknowledged by any of the Acquired Corporations in any certification, representation or disclosure statement submitted by any of the Acquired Corporations with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission or as of such other date as required by the Government Contract or Government Bid;

(v) none of the Acquired Corporations, and no current Company Employee (in such Company Employee’s capacity as an Company Employee performing services for an Acquired Corporation), has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against one or more of the Acquired Corporations or any current Company Employee;

(vi) no written negative determination of responsibility has been issued against and provided to any of the Acquired Corporations in connection with any Government Contract or Government Bid;

(vii) no direct or indirect costs incurred by the Acquired Corporations have been questioned or disallowed, outside the ordinary course of business and in a writing provided to any Acquired Corporation, as a result of a finding or determination of any kind provided to an Acquired Corporation by any Governmental Body;

(viii) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened in a writing provided to an Acquired Corporation to withhold or set off, outside the ordinary course of business, any amount due to any of the Acquired Corporations under any Government Contract;

(ix) there is not and has not been any irregularity, misstatement or omission relating to any Government Contract or Government Bid that has led to or could

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reasonably be expected to lead to (A) any administrative, civil, criminal or other Legal Proceeding or indictment involving any of the Acquired Corporations or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by any of the Acquired Corporations, (C) the recoupment of any payments previously made to any of the Acquired Corporations, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any of the Acquired Corporations, or (E) the assessment of any penalties or damages of any kind against any of the Acquired Corporations;

(x) there is not and has not been any (A) outstanding claim, asserted in a writing provided to any of the Acquired Corporations, against any of the Acquired Corporations by, or dispute, referred to in a writing provided to any of the Acquired Corporations, involving any of the Acquired Corporations with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by any of the Acquired Corporations or any of their employees upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final written decision of any Governmental Body against any of the Acquired Corporations relating to any claim or dispute involving any of the Acquired Corporations relating to the award or performance of any Government Contract;

(xi) none of the Acquired Corporations is undergoing or has undergone any audit, and to the Knowledge of the Company there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted by the Acquired Corporations in the ordinary course of business);

(xii) no payment has been made by any Acquired Corporation or by any Person acting on the behalf of any Acquired Corporation to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of such Acquired Corporation) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

(xiii) the Acquired Corporations have complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property, including those necessary to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company IP; and

(xiv) none of the Acquired Corporations has or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other Contracts referred to in this Agreement, or (B) the consummation of the Merger or any of the other Contemplated Transactions.

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2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Most Recent Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) liabilities under any Contracts entered into in the ordinary course of business that do not constitute Material Contracts to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of the Company Contract. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim for indemnification or reimbursement by any Company Employee (other than a claim for reimbursement from an Acquired Corporation, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by a Company Employee in the course of performing such Company Employee’s duties for the applicable Acquired Corporation) pursuant to (i) the terms of any Acquired Corporation’s certificate or articles of incorporation, bylaws or other charter documents, (ii) any indemnification agreement or other Contract between any Acquired Corporation and any such Company Employee, or (iii) any applicable Legal Requirement.

2.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Each of the Acquired Corporations is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.12(a) of the Disclosure Schedule, since January 1, 2003 none of the Acquired Corporations has received any written notice or (to the Knowledge of the Company) other communication from any Governmental Body or other Person regarding any actual or alleged material violation of, or failure to comply in any material respect with any Legal Requirement.

(b) Part 2.12(b) of the Disclosure Schedule identifies each material Governmental Authorization held by any of the Acquired Corporations, and the Company has delivered or made available to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. Each Acquired Corporation is, and at all times has been, in substantial compliance with the terms and requirements of the Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule. Since January 1, 2003, none of the Acquired Corporations has received any written notice or (to the Knowledge of the Company) other communication from any Governmental Body regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, license, offer or sell any of its products or services.

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(c) Except as set forth in Part 2.12(c) of the Disclosure Schedule, each of the Acquired Corporations is, and has at all times been, in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another.

(d) Part 2.12(d) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time since January 1, 2002 and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each Acquired Corporation has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Parent’s possession or use of the User Data or any data or information in the Company Databases (as defined in Section 2.12(e)), will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

(e) Part 2.12(e) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for any Acquired Corporation at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No material breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and to the Knowledge of the Company there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

2.13 Certain Business Practices. None of the Acquired Corporations, and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Company were publicly held.

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2.14 Tax Matters.

(a) Except as set forth in Part 2.14(a) of the Disclosure Schedule, each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending before the Closing Date (the “Company Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) was, or will be when filed, complete and accurate and prepared in all material respects in compliance with all applicable Legal Requirements. Each of the Acquired Corporations (A) has timely withheld proper and accurate amounts from its employees, independent contractors, customers, stockholders and other Persons from whom it is or was required to withhold Taxes in compliance with all applicable Legal Requirements, and (B) has timely paid all amounts so withheld to the appropriate Governmental Bodies. All Tax amounts due on or before the Closing Date have been or will be paid on or before the Closing Date (whether or not shown on an Company Return). The Company has delivered or made available to Parent accurate and complete copies of all Company Returns.

(b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP, subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 2007 through the Closing Date, subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude. For the period from December 31, 2007 through the Closing Date, none of the Acquired Corporations has incurred or will incur any liability arising from extraordinary gains or losses (as that term is used in GAAP) outside the ordinary course of business or inconsistent with past practice.

(c) Except as set forth in Part 2.14(c) of the Disclosure Schedule, no Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any Tax, nor has any of the Acquired Corporations received from any Governmental Body in any jurisdiction (including jurisdictions where the Acquired Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against any Acquired Corporation. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document

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which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Most Recent Balance Sheet). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable Legal Requirement) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code. None of the Acquired Corporations (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company was the common parent, or (ii) filed or been included in a combined, consolidated or unitary income Tax Return, other than any such Tax Return filed by the Company. None of the Acquired Corporations has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Legal Requirement) as a transferee or successor, by Contract or otherwise.

(e) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar Legal Requirement) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar Legal Requirement), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date (other than deferred revenue recognized in the ordinary course of business).

(f) Each of the Acquired Corporations has disclosed in its Company Returns any Tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

(g) None of the Acquired Corporations has consummated or participated in, or is currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(h) There has been no amount of any deferred gain or loss of any Acquired Corporation arising out of any intercompany transaction.

(i) The Company has provided Parent with accurate and complete copies of all documentation relating to any Tax holidays or incentives relating or available to any Acquired

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Corporation. Neither the Merger nor any of the other Contemplated Transactions will have an adverse effect on the availability of any such Tax holiday or incentive.

(j) None of the Acquired Corporations is involved in or subject to any joint venture, partnership or other Contract which is treated as a partnership for federal, state, local or foreign income Tax purposes.

(k) Part 2.14(k) of the Disclosure Schedule accurately describes all material elections with respect to Taxes affecting any of the Acquired Corporations.

(l) There is no Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable Legal Requirement). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule sets forth, with respect to each employee of each of the Acquired Corporations (including any such employee who is on a leave of absence):

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments of any type) received by or payable to such employee with respect to services performed in 2007;

(iv) such employee’s annualized compensation as of the date of this Agreement; and

(v) any Governmental Authorization that is held by such employee and that is necessary for the operation of the business of any of the Acquired Corporations as presently conducted.

(b) Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

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(c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will, without payment of severance or other termination benefits. The Company has delivered (including by making available in the data room) to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Acquired Corporations.

(d) To the Knowledge of the Company: (i) no employee of any of the Acquired Corporations intends to terminate his employment with the Company; (ii) no employee of any of the Acquired Corporations has received an outstanding offer to join a business that may be competitive with the business of any Acquired Corporation; and (iii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of any Acquired Corporation.

(e) Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor performing material services for any of the Acquired Corporations as of the date of this Agreement:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the applicable Acquired Corporation;

(ii) a description of such independent contractor’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in 2007;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that is necessary for the operation of the business of any of the Acquired Corporations.

None of the current or former independent contractors of any of the Acquired Corporations could reasonably be reclassified as an employee under applicable Legal Requirements. Except as set forth in Part 2.15(e) of the Disclosure Schedule, (1) no independent contractor has provided services to any of the Acquired Corporations or any Company Affiliate for a period of six consecutive months or longer, (2) none of the Acquired Corporations has ever had any temporary or leased employees, and (3) no independent contractor of any Acquired Corporation is eligible to participate in any Company Employee Plan.

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(f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, none of the Acquired Corporations is a party to or bound by, and none of the Acquired Corporations has ever been a party to or bound by, any employment agreement (other than any such agreement relating to at-will employment) or any union contract, collective bargaining agreement or similar Contract.

(g) None of the Acquired Corporations is or has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints.

(h) Part 2.15(h) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Acquired Corporations intends or has agreed or committed to (i) establish or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing).

(i) The Company has delivered or made available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recently filed annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Company Employee Plan; (iii) for each Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided since January 1, 2004 to any Company Employee relating to any Company Employee Plan, and any proposed Company Employee Plan, in each case, relating to any amendments, terminations,

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establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (vii) all correspondence since January 1, 2004 to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices customarily used by the Company; (ix) all insurance policies in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries of any Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination letter or prototype plan opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(j) Except as set forth in Part 2.15(j) of the Disclosure Schedule, each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan. No Acquired Corporation or Company Affiliate is in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Except as set forth in Part 2.15(j) of the Disclosure Schedule, each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Except as set forth on Part 2.15(j) of the Disclosure Schedule, any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or prototype plan sponsor opinion letter, if applicable) as to its qualified status under the Code. Except as set forth in Part 2.15(j) of the Disclosure Schedule, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Except as set forth on Part 2.15(j) of the Disclosure Schedule, each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. Except as set forth in Part 2.15(j) of the Disclosure Schedule, there are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Company Employee Plan. Except as set forth in Part 2.15(j) of the Disclosure Schedule, no Acquired Corporation, and no Company Affiliate, has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Except as set forth in Part 2.15(j) of the Disclosure Schedule, each of the Acquired Corporations and Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No Company Employee Agreement and no Company Employee Plan can reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code after the Effective Time.

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(k) No Acquired Corporation, and no Company Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. Except as set forth in Part 2.15(k) of the Disclosure Schedule, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction shall cause any such assets or insurance obligations to be less than such benefit obligations.

(l) Except as set forth in Part 2.15(l) of the Disclosure Schedule, no Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no Acquired Corporation, and no Company Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Except as set forth in Part 2.15(m) of the Disclosure Schedule, and except for accelerated vesting and distributions of the Company’s 401(k) plan upon termination immediately prior to the Effective Time, and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(n) Except as set forth in Part 2.15(j) of the Disclosure Schedule, no Acquired Corporation, and no Company Affiliate: (i) has violated or otherwise failed to comply in any material respect with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the

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provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Corporations or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(o) To the Knowledge of the Company, no Company Employee is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such Company Employees in connection with the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Company Employees has any rights or obligations

2.16 Environmental Matters. Each of the Acquired Corporations possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. None of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law. To the Knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

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2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of any of the Acquired Corporations since January 1, 2003 and identifies any material claims (including any workers’ compensation claims but excluding any claims made under any Company Employee Plan) made thereunder, and the Company has delivered or made available to Parent accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 2003, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication regarding any (a) cancellation or invalidation of any insurance policy identified or required to be identified in Part 2.17 of the Disclosure Schedule, or (b) refusal of any coverage or rejection of any claim under any such insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has and, to the Knowledge of the Company, no Related Party has had at any time since January 1, 2003 any direct or indirect interest in any material asset currently used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or since January 1, 2003 has been, indebted to any of the Acquired Corporations for any amount in excess of $10,000; (c) no Related Party currently is a party to, or since January 1, 2003 has had any direct or indirect financial interest in, any Material Contract, or any material transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party (excluding for purposes of this clause “(d)” any trust or Entity in which any one of the Persons referred in clause “(i)” below holds (or in which more than one of such Persons collectively hold) beneficially or otherwise proprietary or equity interests) is competing, or, to the Knowledge of the Company, since January 1, 2003 has competed, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than rights as stockholder of the Company, rights under Company Options and Company Warrants, and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) any of the following Entities: JMI Equity Fund (AI), L.P., JMI Equity Side Fund, L.P., JMI Equity Fund IV, L.P. Kennet II L.P.; (ii) each individual who is, or who has at any time since January 1, 2003 been, an officer or director of any of the Acquired Corporations; (iii) each member of the immediate family of each of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, at least 20% of the voting, proprietary or equity interests.)

2.19 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.19(a)(i) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no

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event has occurred, and no claim, dispute or other condition or circumstance exists that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. If any claim, dispute or Legal Proceeding is disclosed in Part 2.19 of the Disclosure Schedule, no such claim, dispute or Legal Proceeding could, if determined adversely to the Acquired Corporation that is a party thereto, reasonably be expected to have or result in a Material Adverse Effect.

(b) There is no Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held or by written action in lieu of such a meeting) has (a) unanimously determined that the Certificate Amendment and the Merger are advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, (c) unanimously authorized and approved the Certificate Amendment, and (d) unanimously recommended the adoption of this Agreement and the approval of the Certificate Amendment by the holders of Company Capital Stock and directed that this Agreement, the Merger and the Certificate Amendment be submitted for consideration by the Company’s stockholders. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) general principles of equity, including rules governing specific performance, injunctive relief and other equitable remedies.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts contemplated by this Agreement to be executed by the Company in connection with the Merger, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate or articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

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(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations;

(d) contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any term of any such Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any source code for any Company Software, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the DGCL, and except as set forth in Part 2.21 of the Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance by the Company of this Agreement or any of the other Contracts executed, delivered and entered into in connection with the Contemplated Transactions, or (y) the consummation by the Company of the Merger or any of the other Contemplated Transactions. (For purposes of this Agreement, an Acquired Corporation will be deemed to be “required” to obtain a Consent if the failure to obtain such Consent (i) would reasonably be expected to result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Acquired Corporations, (ii) would reasonably be expected to result in the termination, modification or limitation of any contractual or other right of any of the Acquired Corporations, or (iii) could reasonably be expected to result in a Material Adverse Effect.

2.22 Vote Required.

(a) The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Capital Stock outstanding on the record date for the written consents for the approval of the Certificate Amendment and the adoption of this Agreement and the approval of the Merger (the “Record Date”), voting together on an as-if converted to Company Common Stock basis as a single class, (ii) a two-thirds majority of the outstanding shares of Series A Preferred Stock outstanding on the Record Date, voting as a class, and (iii) a majority of the outstanding shares of Series B Preferred Stock outstanding on the Record Date, voting as a class (the votes referred to in clauses “(i)”, “(ii)” and “(iii)” of this sentence being referred to collectively as the “Required Amendment Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve the Certificate Amendment.

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(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock outstanding on the Record Date, voting together on an as-if converted to Company Common Stock basis as a single class (the “Required Merger Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions (other than the Certificate Amendment).

(c) The Certificate Amendment has been duly approved by the Required Amendment Stockholder Vote. The execution of the Written Consent by the Persons listed in Part 2.22(c) of the Disclosure Schedule will cause this Agreement to be duly adopted, and the Merger and the other Contemplated Transactions (other than the Certificate Amendment) to be duly approved, by the Required Merger Stockholder Vote.

2.23 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.

2.24 Full Disclosure. This Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the corporate power and authority to enter into and to perform its obligations under this Agreement and each other Contract contemplated by this Agreement to be entered into by Parent or Merger Sub in connection with the Contemplated Transactions; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and such other Contracts have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and such other Contracts, when executed and delivered by Parent or Merger Sub will constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) general principles of equity, including rules governing specific performance, injunctive relief and other equitable remedies. Prior to the

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Effective Time, Parent, as the sole stockholder of Merger Sub, will vote the shares of Merger Sub stock in favor of the approval of this Agreement and the Merger, as and to the extent required by applicable Legal Requirements, including the DGCL.

3.2 Valid Existence. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.3 Financing. Parent has on the date of this Agreement, and as of the Effective Time will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid pursuant to Section 1.5 and to effect the Contemplated Transactions.

SECTION 4. INDEMNIFICATION, ETC.

4.1 Survival of Representations, Etc.

(a) The representations, warranties and obligations of the Company shall survive the Closing as set forth in this Section 4.1.

(b) All representations, warranties and obligations of the Company shall expire on the Expiration Date; provided, however, that if, at any time on or prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a Notice of Indemnification Claim (as defined in Section 4.1(a)) alleging the existence of a possible inaccuracy in or a breach of any of such representations or warranties or a breach of any such obligation and asserting a claim for recovery under Section 4.2 based on such possible inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved.

(c) All representations and warranties of Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease. All covenants and obligations of Parent and Merger Sub shall survive the Closing and shall terminate and expire as of the date all funds from the Escrow Fund have been distributed.

(d) The representations, warranties and obligations of the Company and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives (other than the information set forth in the representations and warranties of the Company set forth in Section 2 of this Agreement as each such representation and warranty is supplemented and amended by the particular corresponding section or subsection of the Disclosure Schedule and any other section or subsection of the Disclosure Schedule to the extent it is reasonably apparent from such disclosure that the disclosed information is intended to qualify such representation or warranty).

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(e) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

(f) Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 4 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Company.

4.2 Indemnification.

(a) From and after the Effective Time (but subject to Section 4.1(b) and Section 4.3), the Indemnitees shall be entitled to be held harmless and indemnified from the Escrow Fund from and against, and shall be entitled to be compensated and reimbursed from the Escrow Fund for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Section 2; provided, however that solely for purposes of Section 4 and the determination of the indemnification obligations under this Section 4.2(a)(i) and the determination of the amount of Damages with respect thereto, any qualifications by the terms “material” or “Material Adverse Effect” set forth in the text of the Company’s representations and warranties in Section 2 shall be ignored (i.e., the representations and warranties in Section 2 shall be read as though the terms “material” or “Material Adverse Effect” have been deleted);

(ii) any breach of any obligation of the Company set forth in this Agreement;

(iii) any claim asserted by any Person who is or was, or who claims to be or to have been, the holder of, or entitled to acquire or receive, any stock, option or other security of any of the Acquired Corporations;

(iv) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL (it being understood that any portion of the Closing Consideration and Escrow Fund released to Parent with respect to such stockholder pursuant to Section 1.9(a) shall be taken into account in calculating Damages with respect to this clause “(iv)”);

(v) any inaccuracy in Schedule 1.5(d); provided, however that if the inaccuracy relates to an accrual or reserve specifically listed in Schedule 1.5(d) and taken into account in calculating the Adjustment Amount, then:(A) any other accrual or reserve specifically listed in Schedule 1.5(d) and taken into account in calculating the Adjustment Amount which was, in the case of liabilities, in an amount greater than the actual liabilities applicable to that reserve and greater than the amount to be reserved in accordance with GAAP (applied on a basis

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consistent with the Company’s Financial Statements and determined at Closing) or, in the case of an allowance for doubtful accounts, in an amount greater than the amount of accounts receivable which have not been collected); and (B) any deposit received in the Company’s bank account on September 11, 2008 and which was not included in the Company’s account receivables shall also be included in determining whether there has been a net inaccuracy in the Adjustment Amount (e.g., if Parent claims that the accrual amount for a particular liability listed on Schedule 1.5(d) was too low but other accruals were determined to have been too high, then Parent shall only be entitled to indemnification under this Section 4.3(a)(iv) for the amount such under-accrual(s) exceeds the over-accrual(s);

(vi) any of the following items:

(A) the disclosure in Section A of Part 2.2 of the Disclosure Schedule; or

(B) any inaccuracy in the disclosure in Section 2(a) of Part 2.15(c) of the Disclosure Schedule; or

(vii) any Legal Proceeding brought by a third party relating to any inaccuracy, breach, claim, appraisal rights, expense or fee of the type referred to in clause “(i),” clause “(ii),” clause “(iii),” clause “(iv),” clause “(v)” or clause “(vi)” above and any such Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 4.2(a) with respect to which the Indemnitee is the prevailing party pursuant to a final, non-appealable judgment.

(b) The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being understood that any Damages suffered or incurred by the Surviving Corporation shall be recoverable under this Section 4 by either Parent or the Surviving Corporation, but not both of them).

4.3 Certain Limitations.

(a) Subject to Sections 4.3(b) and 4.3(c), the Indemnitees shall not be entitled to recover any Damages pursuant to Section 4.2(a)(i) and Section 4.2(a)(vii) (to the extent related to Section 4.2(a)(i)) for any inaccuracy in or breach of any representation or warranty of the Company until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $400,000 in the aggregate. At such time as the cumulative amount of such Damages exceeds $400,000 in the aggregate, the Indemnitees shall be entitled to recover the full amount of its Damages in excess of $100,000 (including $300,000 of the $400,000 threshold).

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(b) Recourse to the Escrow Fund shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to matters referred to in Section 4.2(a).

(c) Notwithstanding anything to the contrary in this Agreement, the limitations set forth in Sections 4.3(a) and 4.3(b) shall not apply to any Damages arising or resulting from or connected with any inaccuracy in or breach of Section 2.3(a), 2.3(b), 2.3(c) 2.3(e) and 2.23; provided, however, that liability under this Section 4.3(c) shall not exceed the Aggregate Transaction Value.

(d) Nothing in this Agreement shall limit the rights or remedies of any Indemnitee against any particular Non-Dissenting Stockholder, or the liability of any particular Non-Dissenting Stockholder, for a breach by such particular Non-Dissenting Stockholder of any provision of any agreement (other than this Agreement) executed and delivered by such Non-Dissenting Stockholder in connection with the transactions contemplated by this Agreement.

4.4 [Reserved].

4.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) (including any exercise of stockholder’s appraisal rights under the DGCL) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 4, (a) Parent shall notify the Stockholders’ Representative promptly after Parent receives written notice of such claim or Legal Proceeding (it being understood that any failure by Parent to so notify the Stockholders’ Representative shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 4), and (b) Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably acceptable to the Stockholders’ Representative. If Parent so proceeds with the defense of any such claim or Legal Proceeding: (i) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid from the Escrow Fund; (ii) the Stockholders’ Representative shall make available to Parent any documents and materials in its possession or control that Parent determines in good faith may be necessary to the defense of such claim or Legal Proceeding; and (iii) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Representative consent to a settlement, adjustment or compromise, the Stockholders’ Representative shall not unreasonably withhold or delay such consent). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Representative shall (with all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid from the Escrow Fund)

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proceed with the defense of such claim or Legal Proceeding with counsel reasonably acceptable to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

4.6 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

4.7 Exceptions to Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in Sections 4.1(b), 4.1(f), 4.3(a) and 4.3(b) of this Agreement shall not apply in the case of fraudulent or intentional misrepresentation. Subject to Section 4.1(b), nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

4.8 Indemnification Claims; Escrow Arrangements.

(a) If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 4, such Indemnitee may deliver a notice to the Stockholders’ Representative (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 4, (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the 30-day period commencing upon the delivery by an Indemnitee to the Stockholders’ Representative of a Notice of Indemnification Claim (the “Dispute Period”), the Stockholders’ Representative shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Stockholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Stockholders’ Representative to be owed to the Indemnitee pursuant to the Response

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Notice (or the entire Claimed Amount, if the Stockholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Stockholders’ Representative shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or if the Stockholders’ Representative does not deliver a Response Notice to the Indemnitee during the Dispute Period, then, within three days following the earlier of the delivery of such Response Notice to the Indemnitee or the expiration of the Dispute Period Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Claimed Amount requested by the Indemnitee.

(d) If the Stockholders’ Representative delivers a Response Notice during the Dispute Period to the Indemnitee agreeing that less than the full Claimed Amount is owed to the Indemnitee, then, within three days following the delivery of such Response Notice to the Indemnitee Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Agreed Amount requested by the Indemnitee.

(e) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Stockholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Stockholders’ Representative resolve such dispute in writing, then their resolution of such dispute shall be binding on the Stockholders’ Representative, the Non-Dissenting Stockholders and the Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Stockholders’ Representative. Within three days after the execution of such settlement agreement Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Stipulated Amount requested by the Indemnitee.

(f) If the Stockholders’ Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice (the “Initial Resolution Period”), then either the Indemnitee or the Stockholders’ Representative may submit the contested portion of the indemnification claim to binding arbitration in Orange County, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Stockholders’ Representative; provided, however, that if Parent and the Stockholders’ Representative fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is

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submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The arbitrator may take into account interest and a party’s efforts to mitigate Damages in calculating Damages. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. The decision of the arbitrator shall relate solely: (i) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (ii) to the determination of whether the Indemnitee is the prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Stockholders’ Representative, the Indemnitee and the Escrow Agent in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholders’ Representative, the Non-Dissenting Stockholders and the Indemnitee and shall not be contested by any of them. If the Indemnitee is determined by the arbitrator to be the prevailing party, then the aggregate dollar amount of the arbitrator’s award to the Indemnitee shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of the Indemnitee, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). If the Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Stockholders’ Representative is the prevailing party, then any amount awarded by the arbitrator to the Indemnitee shall be reduced by the amount of the reasonable expenses (including attorneys’ fees) of the Stockholders’ Representative, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses), and if no amount is awarded to the Indemnitee, the Indemnitee shall reimburse the Stockholders’ Representative for its reasonable expenses (including attorneys’ fees) and pay the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). Within three days following the receipt of the final award of the arbitrator setting forth the aggregate amount owed to the Indemnitee (the “Award Amount”) Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Award Amount requested by the Indemnitee.

(g) Within 10 days after the Expiration Date, if the amount remaining in the Escrow Fund (the “Aggregate Escrow Balance”) exceeds the aggregate amount of Damages for which indemnification is being sought under Section 4.2 pursuant to all Notices of Indemnification Claims delivered prior to the Expiration Date that have not been finally resolved and paid prior to the Expiration Date in accordance with this Section 4.8 (each, an “Unresolved Escrow Claim”), Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse from the Escrow Fund to each Non-Dissenting Stockholder, each former holder of a Vested Company Option and each former holder of a Company Warrant (each, an “Escrow Participant”), an amount equal to the product of (1) such Escrow Participant’s Specified Percentage (as defined below) and (ii) the amount by which the Aggregate Escrow Balance exceeds the aggregate amount of such Damages claimed in such Notices of Indemnification Claims. The “Specified Percentage” applicable to

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any Escrow Participant shall be the percentage corresponding to the fraction having a numerator equal to the aggregate Escrow Contribution Amount (less any amount deducted with respect to any Dissenting Shares pursuant to Section 1.9(a)) deducted pursuant to Section 1.5(a) with respect to all shares of Company Capital Stock held by such Escrow Participant and deducted pursuant to Section 1.6(a) with respect to all Vested Company Options held by such Escrow Participant and deducted pursuant to Section 1.6(d) with respect to all Company Warrants held by such Escrow Participant, and having a denominator equal to the Escrow Amount.

(h) Following the Expiration Date, with respect to each Unresolved Escrow Claim that is finally resolved, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim and the payment to the Indemnitee of all amounts payable to the Indemnitee from the Escrow Fund with respect thereto (if any), a written notice instructing the Escrow Agent to disburse to each Escrow Participant from the Escrow Fund an amount equal to the product of (i) such Escrow Participant’s Specified Percentage and (ii) the amount by which the Aggregate Escrow Balance exceeds the aggregate amount of Damages claimed in Notices of Indemnification Claims with respect to all remaining Unresolved Escrow Claims.

(i) The parties agree that any amount paid to any Indemnitee pursuant to this Section 4 shall be treated as a reduction in the Aggregate Transaction Value for federal income tax purposes.

SECTION 5. MISCELLANEOUS PROVISIONS

5.1 Stockholders’ Representative.

(a) JMI Equity Fund IV, L.P. shall have all the rights, responsibilities, powers and privileges of the Stockholders’ Representative set forth in this Agreement in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Section 4 or under the Escrow Agreement or with respect to the Expenses Fund. In addition, the Non-Dissenting Stockholders (by virtue of the approval of the Merger and the adoption of this Agreement) and the holders of Company Vested Options and Company Warrants (by virtue of the execution of the Warrant Termination Agreement (if applicable) and the Letter of Transmittal) hereby irrevocably nominate, constitute and appoint JMI Equity Fund IV, L.P. as the agent and true and lawful attorney-in-fact of the Escrow Participants (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Escrow Participants for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Section 4 or under the Escrow Agreement or with respect to the Expenses Fund. JMI Equity Fund IV, L.P. hereby accepts its appointment as the Stockholders’ Representative.

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(b) The Non-Dissenting Stockholders (by virtue of the approval of the Merger and the adoption of this Agreement) and the holders of Company Vested Options and Company Warrants (by virtue of the execution of the Warrant Termination Agreement (if applicable) and the Letter of Transmittal) grant to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file with respect to the Escrow Fund or the Expenses Fund or on behalf of the Escrow Participants (in the name of any or all of the Escrow Participants or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Agreement, the Escrow Agreement and any other Contract executed in connection with the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement or in any other Contract executed in connection with the Contemplated Transactions, each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 4 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed with respect to the Escrow Fund or the Expenses Fund or on behalf of any Escrow Participant by the Stockholders’ Representative, and on any other action taken or purported to be taken with respect to the Escrow Fund or the Expenses Fund or on behalf of any Escrow Participant by the Stockholders’ Representative, as fully binding upon such Escrow Participant.

(c) The power of attorney granted in Section 5.1(a): (i) is an agency coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the dissolution, death, incapacity of or other similar event affecting, each of the Escrow Participants.

(d) In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative under this Agreement, the Escrow Agreement and any other Contract executed in connection with the Contemplated Transactions, (i) the Stockholders’ Representative shall not assume any, and shall incur no, responsibility to the Escrow Fund, the Expenses Fund or any Escrow Participant by reason of any error in judgment or other act or failure to act in connection with this Agreement, except for any act or failure to act which represents gross negligence, willful misconduct or bad faith, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts or advisors experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Stockholders’ Representative pursuant to such advice shall not subject the Stockholders’ Representative to liability to the Escrow Fund, the Expenses Fund or any Escrow Participant. The Escrow Participants shall jointly and severally indemnify the Stockholders’ Representative and hold it harmless for, against and from any loss, liability or expense (including attorneys fees reasonably incurred or suffered as a result of the performance of its duties under this Agreement) incurred without gross negligence, willful misconduct or bad faith on its part and arising out of or in connection with the acceptance, exercise or administration of its duties hereunder.

(e) If the Stockholders’ Representative shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities as the Stockholders’ Representative or the agent of the Escrow Participants, then the Escrow Participants shall, within ten days after such death or

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disability, appoint a successor as the Stockholders’ Representative and agent for the Escrow Participants and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to JMI Equity Fund IV, L.P.

(f) All expenses incurred by the Stockholders’ Representative in connection with the performance of its duties as Stockholders’ Representative shall be borne and paid exclusively by the Escrow Participants. All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the termination of this Agreement. If: (i) the Stockholders’ Representative notifies the Parent that it had incurred expenses in connection with its duties under this Agreement (as permitted under Section 5.1(g) of this Agreement) in excess of the Expense Fund (the amount by which such expenses exceeds the Expense Fund that was actually paid to the Stockholders’ Representative shall be referred herein as the “Excess Expenses”), and (ii) the Aggregate Distribution Amount calculated following the Expiration Date is a positive number, then Parent and the Stockholders’ Representative shall send a Joint Instruction to the Escrow Agent, instructing the Escrow Agent to release to the Stockholders’ Representative the Excess Expenses (up to the Aggregate Distribution Amount) before making any disbursement to the Effective Time Holders. For the avoidance of doubt it is hereby clarified that any disbursement to the Stockholders’ Representative pursuant to this Section 5.1(f) shall be made only following the Expiration Date and only to the extent the Aggregate Escrow Balance exceeds the Unresolved Escrow Claim. For purposes of this Agreement the term “Aggregate Distribution Amount” shall mean the amount by which the Aggregate Escrow Balance exceeds the aggregate amount of Damages claimed in all Unresolved Escrow Claims.

(g) Immediately following the Closing, Parent shall deposit with the Stockholders’ Representative the Expenses Fund. The Expenses Fund shall be available to the Stockholders’ Representative for any expenses incurred by the Stockholders’ Representative in connection with the Stockholders’ Representative’s duties under this Agreement, the Escrow Agreement and any other Contract executed in connection with the Contemplated Transactions, including, without limitation, the payment of fees for attorneys, accountants and other experts. Upon expiration or conclusion of all matters or disputes related to this Agreement that involve the Stockholders’ Representative as provided herein, the Representative shall deliver the Expenses Fund remaining to the Paying Agent for payment to each Non-Dissenting Stockholder, each former holder of a Vested Company Option and each former holder of a Company Warrant (each, an “Expenses Fund Participant”). Each Expenses Fund Participant shall be entitled to receive an amount equal to the product of (1) such Expenses Fund Participant’s Specified Percentage (as defined below) and (ii) the amount by which the amount of the remaining Escrow Fund. The “Specified Percentage” applicable to any Expenses Fund Participant shall be the percentage corresponding to the fraction having a numerator equal to the aggregate Expenses Fund Contribution Amount deducted pursuant to Section 1.5(a) with respect to all shares of Company Capital Stock held by such Escrow Fund Participant and deducted pursuant to Section 1.6(a) with respect to all Vested Company Options held by such Expenses Fund Participant and deducted pursuant to Section 1.6(d) with respect to all Company Warrants held by such Expenses Fund Participant, and having a denominator equal to $300,000.

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5.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

5.3 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions.

5.4 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92565

Attention: Legal Department

Facsimile: (949) 754-8799

Telephone: (949) 754-8023

with a copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306

Attention: Jennifer Fonner DiNucci, Esq.

Facsimile: (650) 849-7400

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if to the Company:

NetPro Computing, Inc.

4747 North 22nd Street, Suite 400

Phoenix, AZ 85016

Attention: Chief Executive Officer

Facsimile: (602) 346-3780

with a copy to:

Osborn Maledon, P.A.

2929 North Central Avenue

Suite 2100

Phoenix, Arizona 85012

Attention: William M. Hardin

Facsimile: (602) 640-9050

if to the Stockholders’ Representative:

JMI Equity Fund IV, L.P.

2 Hamill Road, Suite 272

Baltimore, MD 21210

Attention: Charles Dieveney – Chief Financial Officer

Fax: (410) 951-0201

with a copy to:

Goodwin Procter LLP

53 State Street

Exchange Place

Boston, MA 02109

Attention: Mark H. Burnett

Facsimile: (617) 523-1231

5.6 Time of the Essence. Time is of the essence of this Agreement.

5.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.8 Counterparts and Exchanges by Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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5.9 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as otherwise provided in Section 4.8 or in the Escrow Agreement, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in Orange County, California. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in Orange County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

5.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders’ Representative and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees (subject to Section 4.8); the Stockholders’ Representative; and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

5.11 Remedies Cumulative; Specific Performance. Except as otherwise set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

5.12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power,

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right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

5.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Indemnitees, and their permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

5.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and Exhibit A and the Schedules to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) For purposes of this Agreement the Company shall be deemed to “made available” a document if such document was available in the electronic data room maintained by the Company for Parent’s unrestricted viewing at all times between 4:00 p.m. California time on September 8. 2008 and the Closing.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

QUEST SOFTWARE, INC., a California corporation

By:	/S/ MIKE COFFMAN
Name: MIKE COFFMAN Title: VP, CORPORATE DEVELOPMENT

NIMBLE ACQUISITION CORP., a Delaware corporation

By:	/S/ DAVID CRAMER
Name: DAVID CRAMER Title: VICE PRESIDENT

NETPRO COMPUTING, INC., a Delaware corporation

By:	/S/ KEVIN HICKEY
Name: KEVIN HICKEY Title: PRESIDENT AND CEO

JMI EQUITY FUND IV, L.P., as Stockholders’ Representative

By:	/S/ PETER ARROWSMITH
Name: PETER ARROWSMITH Title: MANAGING MEMBER

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

Acquired Corporations. “Acquired Corporations” shall mean (i) the Company, (ii) each Subsidiary of the Company, and (iii) each corporation or other Entity that has been merged into or that otherwise is a predecessor to any of the Entities identified in clauses “(i)” and “(ii)” above.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of any Acquired Corporation; (b) the issuance, disposition or acquisition of (i) more than 15% of the capital stock or other equity security of an Acquired Corporation (other than Company Common Stock issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of an Acquired Corporation, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of an Acquired Corporation; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving an Acquired Corporation.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with an Acquired Corporation within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Capital Stock. “Company Capital Stock” shall mean Company Common Stock, Series A Preferred Stock and Series B Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean common stock, $.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which an Acquired Corporation is a party; (b) by which an Acquired Corporation or any of its assets is or may become bound or under which an Acquired Corporation has, or may become subject to, any obligation; or (c) under which an Acquired Corporation has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee, consultant, independent contractor or director of an Acquired Corporation or a Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between an Acquired Corporation or a Company Affiliate and any Company Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of an Acquired Corporation or any Company Affiliate to make any payments or provide any material benefits in connection with termination of such Contract.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by an Acquired Corporation or any Company Affiliate for the benefit of any Company Employee, or with respect to which an Acquired Corporation or any Company Affiliate has or may have any liability or obligation; provided, however, than a Company Employee Agreement shall not be considered an “Company Employee Plan.”

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in the Company Products and Company Software and (b) all Intellectual Property Rights in which an Acquired Corporation has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, including the Company Software.

Company IP Contract. “Company IP Contract” shall mean any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for an Acquired Corporation, including any source code escrow agreement.

Company Option. “Company Option” shall mean an option to acquire shares of Company Common Stock from the Company, whether vested or unvested.

Company Option Plans. “Company Option Plans” shall mean the Company’s 1995 Equity Incentive Plan and 2005 Equity Incentive Plan.

Company Pension Plan. “Company Pension Plan” shall mean any (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean Series A Preferred Stock and Series B Preferred Stock.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any Acquired Corporation, including any policy relating to: (a) the privacy of users of any Company Website; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

Company Product. “Company Product” shall mean any software or other product that is currently being or at any time has been developed, manufactured, marketed, distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise) by any of the Acquired Corporations.

Company Software. “Company Software” shall mean any software (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by an Acquired Corporation at any time (other than non-customized third-party software that is not incorporated into any Company Product and is licensed to an Acquired Corporation solely in object code form and solely for internal use on a non-exclusive basis).

Company Warrant. “Company Warrant” shall mean a warrant or other right (other than a Company Option) to acquire shares of Company Capital Stock from the Company, whether vested or unvested.

Company Website. “Company Website” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the transactions and other matters contemplated by the Agreement, including the Merger and the solicitation and obtaining of Written Consents.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

Damages. “Damages” shall include any loss, damage (including consequential, indirect and special damages), injury, decline in value, lost opportunity, lost profits, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End User License. “End User License” shall mean an end user license to one or more Company Products granted by an Acquired Corporation in the ordinary course of business and consistent with past practice.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean U.S. Bank National Association/U.S. Bank Corporate Escrow Services.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Expiration Date. “Expiration Date” shall mean the date that is 18 months after the Closing Date.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Employee Plan that covers or has covered any Company Employee whose services are or have been performed primarily outside of the United States.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASD).

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the stockholders of the Company shall not be deemed to be “Indemnitees.”

Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual holding a comparable office or job could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a commercially reasonable investigation concerning the truth or existence of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any director or officer of an Acquired Corporation has Knowledge of such fact or other matter. Any other Entity shall be deemed to have “Knowledge” of a particular fact or other matter if any director, officer, partner or other Representative of such Entity has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that (considered together with all other changes, events, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to (a) the business, assets, capitalization, Intellectual Property, liabilities, results of operations or financial performance of the Acquired Corporations taken as a whole, (b) Parent’s right to own, or to derive any benefit of ownership of, the stock of the Surviving Corporation, or (c) the ability of the Company to perform any of its obligations under the Agreement or under any other Contract referred to in or contemplated by the Agreement.

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect his or its appraisal rights under the DGCL and is otherwise entitled to receive Merger Consideration pursuant to Section 1.5 of the Agreement.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Paying Agent. “Paying Agent” shall mean U.S. Bank National Association.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, or any other piece of information that allows the identification of a natural person.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

Series A Preferred Stock. “Series A Preferred Stock” shall mean Series A Convertible Preferred Stock, $.001 par value per share, of the Company.

Series B Preferred Stock. “Series B Preferred Stock” shall mean Series B Convertible Preferred Stock, $.001 par value per share, of the Company.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transaction Expense. “Transaction Expense” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of the Company or any other Acquired Corporation for legal and accounting services incurred by the Company or any other Acquired Corporation prior to the date of the Agreement or in connection with the preparation and mailing of information statement pursuant to Section 1.10 that relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of the Acquired Corporations, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Acquired Corporations, (ii) the investigation and review conducted by Parent and its Representatives with respect to the business of the Acquired Corporations (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule), the Escrow Agreement, the Information Statement or any certificate, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions, or (v) the consummation of the Merger or any of the other Contemplated Transactions.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any Acquired Corporation from users of any Company Website or otherwise.

The following schedules and exhibits to this Agreement and Plan of Merger have been omitted and will be provided to the Commission upon request to Quest Software, Inc.:

Exhibit B	–	Form of Certificate of Amendment
Exhibit C	–	Form of Action by Written Consent
Schedule 1.3(b)(iii)	–	Agreements to be Amended or Terminated
Schedule 1.3(b)(xi)	–	Individuals to Sign Noncompetition Agreements
Schedule 1.5(d)	–	Closing Certificate